Parke Bancorp, Inc.
601 Delsea Drive,
Washington Township, NJ 08080

Contact:
Vito S. Pantilione, President and CEO
Jonathan D. Hill, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES FOURTH QUARTER 2023 EARNINGS

Highlights:

Net Income:	$8.2 million for Q4 2023
Revenue:	$31.8 million for Q4 2023
Total Assets:	$2.02 billion, increased 1.9% from December 31, 2022
Total Loans:	$1.79 billion, increased 2.0% from December 31, 2022
Total Deposits:	$1.55 billion, decreased 1.5% from December 31, 2022

WASHINGTON TOWNSHIP, NJ, January 24, 2024 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank (the "Bank"), announced its operating results for the quarter ended December 31, 2023.
Highlights for the fourth quarter and year ended December 31, 2023:
•Net income available to common shareholders was $8.2 million, or $0.68 per basic common share and $0.67 per diluted common share, for the three months ended December 31, 2023, a decrease of $2.3 million, or 21.8%, compared to net income available to common shareholders of $10.4 million, or $0.88 per basic common share and $0.86 per diluted common share, for the same quarter in 2022. The decrease is primarily driven by lower net interest income, partially offset by a decrease in the provision for credit losses.

•Net interest income decreased 18.0% to $15.5 million for the three months ended December 31, 2023, compared to $18.9 million for the same period in 2022.

•Provision for credit losses was a recovery of $0.5 million for the three months ended December 31, 2023, compared to a provision of $0.9 million for the same period in 2022.

•Non-interest income decreased $0.3 million, or 18.0%, to $1.5 million for the three months ended December 31, 2023, compared to $1.8 million for the same period in 2022.

•Non-interest expense increased $0.1 million, or 2.2%, to $6.3 million for the three months ended December 31, 2023, compared to $6.2 million for the same period in 2022.

•Net income available to common shareholders was $28.4 million, or $2.38 per basic common share and $2.35 per diluted common share, for the fiscal year ended December 31, 2023, a decrease of $13.4 million, or 32.0%, compared to net income available to common shareholders of $41.8 million, or $3.51 per basic common share and $3.44 per diluted common share, for the fiscal year ended December 31, 2022. The decrease was primarily due to a $11.4 million increase in non-interest expenses resulting from the one-time recognition of a $9.5 million contingent loss previously disclosed by the Company in the third quarter as well as an increase in compensation and benefits expense, lower net interest income, and lower non-interest income, partially offset by lower provision for credit losses.

•Net interest income decreased 12.4% to $64.2 million for the fiscal year ended December 31, 2023, compared to $73.3 million for the same period in 2022.

•Provision for credit losses decreased $3.9 million to a recovery of $2.1 million for the fiscal year ended December 31, 2023, compared to a provision of $1.8 million for the same period in 2022.

•Non-interest expense increased $11.4 million, or 48.0%, to $35.3 million, for the fiscal year ended December 31, 2023, compared to $23.8 million for the same period in 2022. The increase in non-interest expense in 2023 was primarily due to the recognition of the $9.5 million contingent loss referred to above.

The following is a recap of the significant items that impacted the fourth quarter of 2023 and the year ended December 31, 2023:
Interest income increased $5.3 million for the fourth quarter of 2023 compared to the same period in 2022, primarily due to an increase in interest and fees on loans of $5.1 million to $28.5 million, due to higher average outstanding loan balances and higher interest rates. Additionally, interest earned on average deposits held at the Federal Reserve Bank ("FRB") increased to $1.5 million from $1.4 million, due to higher interest rates paid on such deposits. For the year ended December 31, 2023, interest income increased $25.2 million from the same period in 2022, primarily driven by an increase in interest and fees on loans of $23.2 million, due to higher average outstanding loan balances and higher interest rates, as well as an increase in interest earned on average deposits held at the FRB of $1.8 million.

Interest expense increased $8.7 million for the three months ended December 31, 2023, compared to the same period in 2022, primarily due to higher market interest rates, as well as a change in the deposit mix with a reduction in non-interest bearing demand deposits and an increase in brokered deposits. For the year ended December 31, 2023, interest expense increased $34.3 million, primarily due to higher market interest rates, as well as a change in the deposit mix with a reduction in non-interest bearing demand deposits and an increase in brokered deposits.

The provision for credit losses decreased $1.3 million for the three months ended December 31, 2023, compared to the same period in 2022, as a result of a decrease in vintage loss rates partially offset by an increase in outstanding loan balances. For the year ended December 31, 2023, the provision for credit losses decreased $3.9 million from the same period in 2022 due to a decrease in vintage loss rates and a change in the loan portfolio mix, partially offset by an increase in outstanding loan balances.

Non-interest income decreased $0.3 million for the three months ended December 31, 2023 compared to the same period in 2022, primarily as a result of a decrease in service fees on deposit accounts of $0.4 million, partially offset by an increase in income on Bank Owned Life Insurance of $0.1 million. For the year ended December 31, 2023, non-interest income decreased $1.7 million, primarily driven by a decrease in service fees on deposit accounts of $1.1 million, a decrease in loan fees of $0.5 million, and a decrease in the net gain on OREO of $0.3 million, partially offset by an increase in Bank Owned Life Insurance Income of $0.2 million. The decrease in service fees on deposit accounts was primarily attributable to a decline in fees from our cannabis related businesses deposit accounts.

Non-interest expense increased $0.1 million for the three months ended December 31, 2023 compared to the same period in 2022, primarily driven by an increase in OREO expense of $0.1 million. For the twelve months ended December 31, 2023, non-interest expense increased $11.4 million, mainly due to a $9.1 million increase in other operating expenses resulting from the recognition of the previously mentioned $9.5 million contingent loss, an increase in compensation and benefits of $1.5 million, an increase in OREO expense of $0.4 million, an increase in FDIC insurance and other assessments of $0.2 million, and an increase in data processing of $0.1 million. The increase in compensation and benefits was primarily due to a $0.5 increase in salaries, and a $0.9 million decrease in deferred loan origination costs, attributable to a reduction in the number of loans originated.

Income tax expense decreased $0.3 million for the fourth quarter of 2022 and decreased $5.0 million for the quarter and fiscal year ended December 31, 2023, respectively, compared to the same periods in 2022. The effective tax rate for the fourth quarter of 2023 and the year ended December 31, 2023 was 26.8% and 24.5%, respectively, compared to 23.8% and 25.4% for the same periods in 2022.

December 31, 2023 discussion of financial condition
•Total assets increased to $2.02 billion at December 31, 2023, from $1.98 billion at December 31, 2022, an increase of $38.6 million, or 1.9%.
•Cash and cash equivalents totaled $180.4 million at December 31, 2023, as compared to $182.2 million at December 31, 2022.
•The investment securities portfolio decreased to $16.4 million at December 31, 2023, from $18.7 million at December 31, 2022, a decrease of $2.4 million, or 12.6%, primarily due to pay downs of securities.
•Gross loans increased to $1.79 billion at December 31, 2023, from $1.75 billion at December 31, 2022, an increase of $35.9 million or 2.0%. The increase in loans was primarily due to an increase in residential 1 to 4 family investment portfolio of $41.8 million; commercial owner occupied of $16.4 million; commercial non-owner occupied of $12.2 million, and residential 1 to 4 family of $11.1 million, partially offset by a decrease in construction other of $27.8 million.
•Nonperforming loans at December 31, 2023 decreased to $7.3 million, representing 0.41% of total loans, a decrease of $9.0 million, from $16.3 million of nonperforming loans at December 31, 2022. The decrease was driven by two commercial real estate non-owner occupied loans that migrated to performing status during the year. OREO at December 31, 2023 was $1.6 million, which was unchanged from $1.6 million at December 31, 2022. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.44% and 0.90% of total assets at December 31, 2023 and December 31, 2022, respectively. Loans past due 30 to 89 days were $3.9 million at December 31, 2023, an increase of $3.5 million from December 31, 2022.
•The allowance for credit losses was $32.1 million at December 31, 2023, as compared to $31.8 million at December 31, 2022. The ratio of the allowance for credit losses to total loans was 1.80% and 1.82% at December 31, 2023 and at December 31, 2022, respectively. The ratio of allowance for credit losses to non-performing loans was 442.5% at December 31, 2023, compared to 195.7%, at December 31, 2022.
•Total deposits were $1.55 billion at December 31, 2023, down from $1.58 billion at December 31, 2022, a decrease of $23.2 million or 1.5% compared to December 31, 2022. The decrease in deposits was attributed to a decrease in non-interest demand deposits of $120.4 million, savings deposits of $105.1 million, and interest checking of $20.1 million, partially offset by an increase in money market and time deposit balances of $222.4 million. Brokered deposits, included in the above balances, increased $82.7 million, to $223.4 million at December 31, 2023, from $140.8 million at December 31, 2022. Deposits from our cannabis related businesses decreased $80.7 million to $96.7 million at December 31, 2023, compared to $177.3 million at December 31, 2022, due to increased competition for such deposits, and consolidation within the cannabis industry.

•Total borrowings increased $42.0 million during the twelve months ended December 31, 2023, to $168.1 million at December 31, 2023 from $126.1 million at December 31, 2022, driven by an increase of $41.9 million in Federal Home Loan Bank of New York ("FHLBNY") advances.
.

•Total equity increased to $284.3 million at December 31, 2023, up from $266.0 million at December 31, 2022, an increase of $18.3 million, or 6.9%, primarily due to the retention of earnings, partially offset by the payment of $8.6 million of cash dividends.

CEO outlook and commentary
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:

"2023 was a challenging year for the country, our region and the banking industry. Inflation remained high, although some relief was experienced in the 4th quarter and interest rates remained high after an unprecedented 550 basis point increase over the last 18 months. There were also bank failures in 2023. World military conflicts continue to grow creating concern for the many innocent lives being lost and the uncertainty of the effect these wars are having on the world economy, including the United States. The concern over the future of our economy is growing, which some interpret as being confirmed by Fed statements indicating the possibility of lowering interest rates in 2024."
"The challenges in 2023 were compounded for our Company with the booking of a $9.5 million contingent loss. We previously reported the $9.5 million theft by one of our armored car courier companies and, are aggressively pursuing multiple avenues of restitution, including existing insurance policies."
"Maintaining deposits remained challenging in 2023, triggering higher rates and the offering of special deposit programs. This caused a substantial increase in our interest expense as rates continued to climb. If interest rates do moderate in 2024, we anticipate seeing a lower cost of funding and stronger deposits. Loan growth was less than projected, again due to higher interest rates and difficulties in the real estate industry. It became more difficult to qualify new loan requests with the higher debt service. Increased rents did not keep pace with the rising debt service cost. We have, however, seen an increase in loan activity in the beginning of 2024 due to the anticipated interest rate cuts."
"Although 2023 had many challenges as mentioned above, our Company generated a Return On Average Assets of 1.45% and a Return On Average Equity over 10%. The probability of a volatile, and potentially worsening, economy and market still exists. We continue to be well structured to face these challenges with strong capital, strong asset quality and strong reserves. This enables our company to move forward with a focus on growth and continued profitability, although with caution. The Board and Management of our company are committed to supporting the confidence and investment of our shareholders."

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain strong capital, strong asset quality and strong reserves; our ability to recover or partially offset any losses resulting from loss of stored or missing cash; our ability to generate strong revenues with increased interest income and net interest income;; our ability to continue the financial strength and growth of our Company and Parke Bank; our ability to continue to increase shareholders’ equity, good credit quality; our ability to be well structured to face challenging economic conditions; our ability to ensure that our loan loss provision is well positioned for the future; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and our ability to continue to grow our loan portfolio; the possibility of additional corrective actions or limitations on the operations of Parke Bancorp, Inc. and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2023	2022
	(Dollars in thousands)
Assets
Cash and cash equivalents	$180,376	$182,150
Investment securities	16,387	18,744
Loans, net of unearned income	1,787,340	1,751,459
Less: Allowance for credit losses	(32,131)	(31,845)
Net loans	1,755,209	1,719,614
Premises and equipment, net	5,579	5,958
Bank owned life insurance (BOLI)	28,415	28,145
Other assets	37,534	30,304
Total assets	$2,023,500	$1,984,915

Liabilities and Equity

Non-interest bearing deposits	$232,189	$352,546
Interest bearing deposits	1,320,638	1,223,436
FHLBNY borrowings	125,000	83,150
Subordinated debentures	43,111	42,921
Other liabilities	18,245	16,828
Total liabilities	1,739,183	1,718,881

Total shareholders’ equity	284,317	266,034
Total equity	284,317	266,034

Total liabilities and equity	$2,023,500	$1,984,915

Table 2: Consolidated Income Statements (Unaudited)
	For the three months ended December 31,		For the twelve months ended December 31,
	2023	2022	2023	2022
	(Dollars in thousands, except share data)
Interest income:
Interest and fees on loans	$28,459	$23,389	$106,061	$82,900
Interest and dividends on investments	303	207	1,048	772
Interest on deposits with banks	1,537	1,407	5,595	3,811
Total interest income	30,299	25,003	112,704	87,483
Interest expense:
Interest on deposits	13,214	5,178	41,259	11,071
Interest on borrowings	1,570	909	7,231	3,085
Total interest expense	14,784	6,087	48,490	14,156
Net interest income	15,515	18,916	64,214	73,327
(Recovery of) provision for credit losses	(451)	850	(2,051)	1,800
Net interest income after (recovery of) provision for credit losses	15,966	18,066	66,265	71,527
Non-interest income
Service fees on deposit accounts	724	1,165	3,872	4,927
Gain on sale of SBA loans	—	—	—	98
Other loan fees	239	241	851	1,379
Bank owned life insurance income	294	144	737	568
Net gain on sale and valuation adjustment of OREO	—	—	38	328
Other	223	255	1,194	1,082
Total non-interest income	1,480	1,805	6,692	8,382
Non-interest expense
Compensation and benefits	2,925	2,871	12,340	10,835
Professional services	583	579	2,328	2,249
Occupancy and equipment	666	631	2,604	2,522
Data processing	348	308	1,385	1,293
FDIC insurance and other assessments	332	239	1,292	1,050
OREO expense	229	89	839	493
Other operating expense	1,204	1,434	14,479	5,391
Total non-interest expense	6,287	6,151	35,267	23,833
Income before income tax expense	11,159	13,720	37,690	56,076
Income tax expense	2,986	3,266	9,228	14,253
Net income attributable to Company	8,173	10,454	28,462	41,823
Less: Preferred stock dividend	(6)	(7)	(26)	(27)
Net income available to common shareholders	$8,167	$10,447	$28,436	$41,796
Earnings per common share
Basic	$0.68	$0.88	$2.38	$3.51
Diluted	$0.67	$0.86	$2.35	$3.44
Weighted average common shares outstanding
Basic	11,947,530	11,934,021	11,945,740	11,918,319
Diluted	12,133,511	12,166,044	12,137,052	12,175,440

Table 3: Operating Ratios

	Three months ended		Twelve months ended
	December 31,		December 31,
	2023	2022	2023	2022
Return on average assets	1.64%	2.13%	1.45%	2.10%
Return on average common equity	11.50%	15.77%	10.21%	16.72%
Interest rate spread	2.17%	3.33%	2.42%	3.08%
Net interest margin	3.17%	3.91%	3.34%	3.77%
Efficiency ratio*	36.99%	29.68%	48.34%	29.17%
* Efficiency ratio is calculated using non-interest expense divided by the sum of net interest income and non-interest income.

Table 4: Asset Quality Data

	December 31,	December 31,
	2023	2022
	(Amounts in thousands except ratio data)
Allowance for credit losses	$32,131	$31,845
Allowance for credit losses to total loans	1.80%	1.82%
Allowance for credit losses to non-accrual loans	442.51%	195.66%
Non-accrual loans	$7,261	$16,276
OREO	$1,550	$1,550